EXHIBIT 99.1

FOR RELEASE:	Contact:	Michael Gluk (investors)
August 23, 2006 [4:30 p.m. ET]		Chief Financial Officer
ArthroCare Corporation
512-391-3906

Howard Zar
Executive Vice President
Porter Novelli
212-601-8084
HZar@porternovelli.com

Arthrocare Responds to Inquiry on Stock Options

AUSTIN, Texas—August 23, 2006 —ArthroCare Corp. (Nasdaq:ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today that it has received correspondence from the Securities and Exchange Commission requesting certain documents and information related to the Company’s stock option grant practices. Earlier this year and prior to receiving this request, the Company undertook an internal review of all of its equity compensation activities from the time of its initial public offering in February 1996 to the present. Based on the results of this review, the Company believes that there have been no unusual patterns in the timing or pricing of equity awards and there is specifically no evidence of backdating of option awards. ArthroCare intends to cooperate fully with all matters related to this request.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the Company’s stated business outlook for fiscal 2006, continued strength of the Company’s fundamental position, the strength of the Company’s technology, the Company’s belief that strategic moves will enhance achievement of the Company’s long-term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the risk that the SEC will ultimately not agree with the Company’s conclusions regarding its option grant practices and policies based upon its internal review of such practices and policies, and the risk that the SEC will require restatement of previously filed financial statements, uncertainty of success of the

Company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the Company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the Company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-Q for the quarter ended March 31, 2006 and Form 10-K for the year ended Dec. 31, 2005. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.